UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MYLAN INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MYLAN INC.

Annual Meeting of Shareholders – May 4th!

Please Vote Your Shares Today!

April 19, 2012

Dear MYLAN Shareholder:

We recently mailed to you proxy material for the upcoming May 4th annual meeting of shareholders. Your vote is extremely important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares promptly.

Time is Short! Vote Your Shares!

Your vote is important. With the Annual Meeting now only a short time away, please act today to be sure your shares are voted. You can vote by telephone, Internet or mail. For your convenience, a duplicate proxy card or voting instruction form is enclosed, along with telephone and Internet voting instructions.

If you already have voted, we thank you for your prompt response. If you have not voted, we encourage you to do so without delay. Your vote is needed and valued, regardless of the number of shares you own. In the event that two proxies are received from you, the one bearing the latest date will be counted, as it automatically revokes all prior proxies.

Lastly, the Mylan Board of Directors appreciates your continued support, and we urge you to vote in accordance with their recommendations, as outlined on the enclosed proxy card. We want to thank you for the trust you have placed in Mylan. We are committed to creating value for our shareholders in everything we do.

Thank you for voting!

If you have questions or need assistance voting your shares, you should contact:

Morrow & Co., LLC

Brokers call collect: (203) 658-9400

Shareholders call toll free: (800) 662-5200